Exhibit 99.17

American Rebel CEO Andy Ross to Appear on ABC-TV Tampa Weekday Morning Show Morning Blend

Appearance Scheduled to Air on Friday, February 7 Broadcast Between 10 – 11 am Eastern

Nashville, TN – February 5, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), creator of American Rebel Beer (americanrebelbeer.com) and a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel (americanrebel.com), is excited to announce that its CEO Andy Ross will appear on the Friday, February 7 broadcast of Morning Blend (abcactionnews.com/morning-blend) on ABC Action News Tampa. Andy’s segment will appear between 10- 11 am Eastern Standard Time. Andy will promote the SCAG Power Equipment PRO Superstar Shootout (prosuperstarshootout.com) and his Saturday concert appearance on the American Rebel Beer stage near the starting line at the conclusion of racing, discuss the company’s sponsorship of Tony Stewart Racing’s Funny Car driven by Matt Hagan and the ongoing launch of American Rebel Beer.

“The PRO Superstar Shootout is the Pro Bowl of the NHRA drag racing season,” said Andy Ross. “Last year’s debut event was a massive success and American Rebel and I are honored to participate. The PRO Superstar Shootout is a chance for the race teams to have some friendly competition and a dress rehearsal for the NHRA season. There’s nothing better than a weekend at the track, except a weekend at the track with an after party. I can’t wait to play my brand of country patriotic rock ‘n’ roll for these great fans.”

“Coming to Florida to support the PRO Superstar Shootout and the Matt Hagan Dodge//SRT Hellcat American Rebel Light Funny Car is very important for American Rebel,” continued Andy Ross. “We recently had a launch party for American Rebel Beer in Nashville at Kid Rock’s bar on Broadway and Tony, Matt and some of the other Tony Stewart Racing Team folks came into town to support us…it meant the world to me and our company. It’s more than business, it’s family.”

“I can’t wait to unleash the American Rebel Beer Funny Car with Andy Ross at Bradenton,” said Matt Hagan. “Andy and the American Rebel Beer Team are going full throttle as they launch a new premium domestic light beer. We’re proud to promote his brand and watch them expand into more states and bars nationwide. I’m honored to represent them and stand behind their bold American spirit.”

“It’s always a good time when Andy plays a concert at the racetrack,” continued Matt Hagan. “He likes to rock and that suits us just fine.”

About American Rebel Light Beer

Produced in partnership with AlcSource, American Rebel Light Beer (americanrebelbeer.com) is a premium domestic light lager celebrated for its exceptional quality and patriotic values. It stands out as America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp, Clean and Bold Taste with a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass produced beers.

About Tony Stewart Racing (TSR) Nitro

As tenacious as Stewart is in the cockpit of a racecar, he’s proven equally adept at providing cars and equipment for racing’s elite. The three-time NASCAR Cup Series champion can also list 31 owners’ titles to his resume, from NASCAR to USAC to the World of Outlaws Sprint Car Series. In 2023 Stewart earned his 31st owner title when Matt Hagan and the TSR Funny Car team earned the championship on November 11th. His team, Tony Stewart Racing, fields a powerhouse lineup in the NHRA Mission Foods Drag Racing Series with Tony in Top Fuel and Matt Hagan in Funny Car. After more than four decades of racing around in circles, Stewart has embarked on a straight and narrow path, albeit at more than 300 mph. For more information on TSR Nitro go to tsrnitro.com.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Light Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com and www.americanrebelbeer.com. For investor information, visit www.americanrebel.com/investor-relations.

American Rebel Holdings, Inc.

info@americanrebel.com

American Rebel Beverages, LLC

Todd Porter, President

tporter@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of marketing outreach efforts, actual placement timing and availability of American Rebel Beer, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

tporter@americanrebelbeer.com
info@americanrebel.com

AMERICAN
REBEL
light
EST 1776
AMERICAN
REBEL
EST beer 1776
AMERICAN
REBEL
light
America's Patriotic
GOD FEARING
CONSTITUTION LOVING
NATIONAL ANTHEM SINGING
STAND YOUR GROUND BEER
IN THE USA
las vegas
morning
BLEND